SOFTWARE LICENSE & SHARE AGREEMENT

This Software License & Share Agreement (the "Agreement") dated this 27th day of April 2017, is entered into by and among Gold Entertainment Group Inc, a Florida corporation ("GEGP"), Take It National Inc, a Florida Corporation ("TIN") and its shareholders.

WHEREAS, GEGP is a publicly held company whose securities are traded on the OTC Markets under the symbol: GEGP;

WHEREAS, GEGP is subject to the filing requirements of the Securities and Exchange Commission ("SEC");

WHEREAS, GEGP's business plan is to license from and/or merge with companies that provide added value to each other;

WHEREAS, the management of TIN has significant event software experience;

WHEREAS, GEGP is seeking to obtain a software license, for a period of three years, from TIN and in exchange will be issued shares of Common Stock of GEGP;

WHEREAS, GEGP is seeking, in addition, the options to merge with TIN under mutually acceptable terms to be determined at a later date;

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

ARTICLE I. INCORPORATION BY REFERENCE AND SUPERSEDER

Section 1.1 Incorporation by Reference. The foregoing recitals and the Exhibits and Schedules attached hereto are referred to herein as hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

Section 1.2 Superseder. This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties governing the affairs of the Company, shall supersede such instruments or understandings to the fullest extent permitted by Florida law.

ARTICLE II. SHARE ISSUANCE OF COMMON STOCK TO TIN

Section 2.1 Share Issuance. In consideration for the issuance of 200,000,000 shares of Common Stock to the shareholders of TIN. The holders and respective number of newly issued GEGP common stock are set forth in Exhibit 3.1.

Section 2.1

CLOSING AND DELIVERIES AT CLOSING

Section 2.2 Closing. The closing shall take place at the offices of GEGP no later than April 30, 2017 or at such other time or place as agreed by the parties.

Section 2.3 Deliveries. At closing the following deliveries shall be made:

By GEGP:

- Certificates representing 200,000,000 shares of Common Stock to the shareholders of TIN as set forth in Exhibit 3.1.

ByTIN - Software access to a separate instance of the TIN event management software.

Section 3.1

(a) under the laws of the state of its incorporation, with full corporate power and authority to own its properties and conduct its business and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which the nature of its business or the character or location of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties or operations of GEGP and its subsidiaries as a whole.

(b) GEGP has full legal right, power and authority to enter into this Agreement, and to consummate the transactions provided for herein, and this Agreement, when executed by GEGP, will constitute a valid and binding agreement, enforceable in accordance with its terms (except as enforceability thereof may be limited by bankruptcy or other similar laws affecting the rights of creditors generally or by general equitable principles and except as the enforcement of indemnification provisions may be limited by federal or state securities laws).

(c) GEGP is not in violation of its articles of incorporation or bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which GEGP is a party or by which it may be bound or is not in violation of any law, order, rule, regulation, writ, injunction or decree of any governmental instrumentality or court, domestic or foreign.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated therein will not conflict with, or result in a material breach of any of the terms, conditions or provisions of, or constitute a material default under, or result in the imposition of any material lien, charge or encumbrance upon any of the property or assets of GEGP pursuant to, any debenture, note or other evidence of indebtedness or any material contract, indenture, mortgage, loan agreement, lease, joint venture,

Deliveries. At closing the following deliveries shall be made:

By GEGP:

- Certificates representing 200,000,000 shares of Common Stock to the shareholders of TIN as set forth in Exhibit 3.1.

ByTIN - Software access to a separate instance of the TIN event management software.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

Representations and Warranties of GEGP. GEGP represents and warrants to TIN as follows:

GEGP has been duly incorporated and is validly existing as a corporation in good standing partnership or other agreement or instrument to which GEGP is a party nor will such action result in the material violation by GEGP of any of the provisions of its articles of incorporation or bylaws or any law, order, rule, regulation, writ, injunction, decree of any government, governmental instrumentality or court, domestic or foreign, except where such violation will not have a material adverse effect on the financial condition of GEGP.

(e) The number of authorized shares of common stock is 25,000,000,000, of which 8,981,501,513 shares are issued and outstanding. All of the shares of common stock outstanding have been duly authorized, validly issued and are fully paid and non-assessable.

(f) The common stock to be issued pursuant to this Agreement shall have been duly authorized by the Board of Directors and upon issuance, shall be duly authorized, validly issued and fully paid and non- assessable.

(g) GEGP is not a party to or bound by any instrument, agreement or other arrangement providing for it to issue any capital stock, rights, warrants, options or other securities, except for this Agreement. Upon the issuance and delivery pursuant to the terms hereof of the Common Stock, TIN will acquire good and marketable title to such securities free and clear of any lien, charge, claim, encumbrance, pledge, security interest, defect or other restriction of any kind whatsoever other than restrictions as may be imposed under the securities laws.

(h) GEGP has good and marketable title to all of its properties and assets as owned by it, free and clear of all liens, charges, encumbrances or restrictions.

(i) There has been no material adverse change or material development involving a prospective adverse change in the condition, financial or otherwise, or in the prospects, value, operation, properties, business or results of operations of GEGP whether or not arising in the ordinary course of business.

(j) To the knowledge of GEGP, there is no pending or threatened, action, suit or proceeding to which GEGP is a party before or by any court or governmental agency of body.

(k) GEGP has properly prepared and filed all necessary federal, state, local and foreign income and franchise tax returns, has paid all taxes shown as due thereon, has established adequate reserves for such taxes which are not yet due and payable, and does not have any tax deficiency or claims outstanding, proposed or assessed against it.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TIN

Section 4.1 Representations and Warranties of TIN represent and warrant to GEGP:

(a) TIN has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation, with full corporate power and authority to own its properties and conduct its business and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which the nature of its business or the character or location of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties or operations of TIN and its subsidiaries as a whole.

(b) TIN has full legal right, power and authority to enter into this Agreement, and to consummate the transactions provided for herein, and this Agreement, when executed by TIN, will constitute a valid and binding agreement, enforceable in accordance with its terms (except as enforceability thereof may be limited by bankruptcy or other similar laws affecting the rights of creditors generally or by general equitable principles and except as the enforcement of indemnification provisions may be limited by federal or state securities laws).

(c) TIN is not in violation of its articles of incorporation or bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which TIN is a party or by which it may be bound or is not in violation of any law, order, rule, regulation, writ, injunction or decree of any governmental instrumentality or court, domestic or foreign.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated therein will not conflict with, or result in a material breach of any of the terms, conditions or provisions of, or constitute a material default under, or result in the imposition of any material lien, charge or encumbrance upon any of the property or assets of TIN pursuant to, any debenture, note or other evidence of indebtedness or any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which TIN is a party nor will such action result in the material violation by TIN of any of the provisions of its articles of incorporation or bylaws or any law, order, rule, regulation, writ, injunction, decree of any government, governmental instrumentality or court, domestic or foreign, except where such violation will not have a material adverse effect on the financial condition of TIN.

(e) There has been no material adverse change or material development involving a prospective adverse change in the condition, financial or otherwise, or in the prospects, value, operation, properties, business or results of operations of TIN whether or not arising in the ordinary course of business.

(f) To the knowledge of TIN, there is no pending or threatened, action, suit or proceeding to which TIN is a party before or by any court or governmental agency of body.

(g) TIN has properly prepared and filed all necessary federal, state, local and foreign income and franchise tax returns, has paid all taxes shown as due thereon, has established adequate reserves for such taxes which are not yet due and payable, and does not have any tax deficiency or claims outstanding, proposed or assessed against it.

(h) The minute books of TIN have been made available to GEGP and contain a complete summary of all meetings and actions of the directors and stockholders of TIN, since the time of its incorporation and reflect all transactions referred to in such minutes accurately in all respects.

ARTICLE V. INDEMNIFICATION.

Section 8

(a) GEGP agrees to indemnify and hold harmless TIN and TIN's officers, directors, employees, accountants, attorneys and agents against any and all losses, claims, expenses, damages or liabilities, joint or several, to which they or any of them may become subject (including the costs of any investigation and all reasonable attorneys' fees and costs) or incurred by them, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding, whether or not resulting in any liability, arising out of or in connection with the services rendered by GEGP or any transactions in connection with this Agreement; provided, however, that the indemnification contained in this Section 8(a) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of gross negligence, willful misconduct or fraud of TIN, or a material breach of their representations and warranties hereunder.

(b) TIN agrees to indemnify and hold harmless GEGP and its officers, directors, employees, accountants, attorneys and agents against any and all losses, claims, expenses, damages or liabilities, joint or several, to which they or any of them may become subject (including the costs of any investigation and all reasonable attorneys' fees and costs) or incurred by them, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceedings, whether or not resulting in any liability, arising out of gross negligence, willful misconduct or fraud of TIN; provided, however, that the indemnification contained in this Section 8(b) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of the gross negligence, willful misconduct or fraud of GEGP, or a material breach of GEGP's representations and warranties hereunder.

ARTICLE VI. MISCELLANEOUS

Section 6.1 Common Stock for Investment. TIN acknowledges that the common stock are "restricted securities" as defined by the SEC and may only be sold pursuant to an exemption from the registration provisions of the Securities Act of 1933 or pursuant to a registration statement. A legend will be affixed to the share certificates evidencing that the shares are restricted.

Section 6.2 Representations, Warranties and Agreements to Survive. The respective indemnities, agreements, representations, warranties and other statements of GEGP, TIN set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of GEGP and TIN or any of their respective officers or directors.

Section 6.3 Notices. All communications hereunder will be in writing and, except as otherwise expressly provided herein, sent by overnight mail, to GEGP at: PO BOX 480683, Ft Lauderdale, Florida 33348 and to TIN, 7666 SIERRA TERRACE WEST, Boca Raton, Florida, 33433

Section 6.4 Parties in Interest. This Agreement is made solely for the benefit of TIN and GEGP, and their respective controlling persons, directors and officers, and their respective successors, assigns, executors and administrators. No other person shall acquire or have any right under or by virtue of this Agreement.

Section 6.5 Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

Section 6.6 Applicable Law; Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflict of law principles. Any action arising out of this agreement shall be brought exclusively in a court of competent jurisdiction located in Palm Beach County, Florida, and the parties hereby irrevocably submit to the personal jurisdiction of such courts, and waive any objection they now or hereafter may have to the laying of venue in such courts.

Section 6.7 Integration. This Agreement constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

Section 6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

Section 6.9 Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of GEGP and TIN.

(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

/s/ Daniel Gudema

Take It National Inc - Daniel Gudema its President

Date April 27, 2017

/s/ Hamon Francis Fytton

Gold Entertainment Group Inc - Hamon Francis Fytton its President

Date April 27, 2017

Exhibit 3.1.

Holders of newly issued GEGP Common Stock. The following shall be the holders of newly issued GEGP Common Stock: Existing TIN shareholders:

  Daniel Gudema

  Vince Gelormine